Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated December 9, 2025, in the Registration Statement to be filed on Form F-3 by ATIF Holdings Limited, with respect to our audits of consolidated balance sheet of ATIF Holdings Limited and its subsidiaries (the “Company”) as of July 31, 2025, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the period ended July 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”), appearing in the Company's Annual Report on Form 20-F for the fiscal year ended July 31, 2025.

We also consent to the reference to our firm under the heading “Experts”.

/s/ Li CPA LLC

Aurora, Colorado USA

December 18, 2025